Exhibit 23.3

CONSENT OF RECONTA ERNST & YOUNG S.P.A.,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in Post-Effective Amendment No. 4 to the Registration Statement (Form S-3 No. 333-108926) and related Prospectus of Cell Therapeutics, Inc. for the registration of $75,000,000 4% Convertible Senior Subordinated Notes due July 1, 2010 and the common stock issuable upon conversion of the notes of our report dated July 9, 2004, with respect to the financial statements of Novuspharma S.p.A. included in the Current Report (Form 8-K) of Cell Therapeutics, Inc., dated July 13, 2004, filed with the Securities and Exchange Commission.

/s/ Reconta Ernst & Young S.p.A.

Milan, Italy

September 12, 2005